Exhibit 99.2

COLLECTORS UNIVERSE, INC.,

Second Quarter 2006 Earnings Conference

February 9, 2006, 5:00 p.m. ET

Chairperson: Ingrid Shieh

Operator	Good afternoon, ladies and gentlemen. Welcome to the Collectors Universe second quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. And if anyone needs assistance at any time during the conference you may press the star key followed by the zero on your pushbutton phone. As a reminder, this conference is being recorded today, Thursday, February 9, 2006.

I would now like to turn the conference over to Ms. Debra Chen. Please go ahead, ma’am.

D. Chen	Good afternoon, everyone, and thank you for joining us to discuss Collectors Universe financial results for the second quarter of the 2006 fiscal year ended December 31, 2005.

With us today from management are Michael Haynes, Chief Executive Officer, and Joe Wallace, Chief Financial Officer. Management will provide a brief overview of the quarter and then open up the call to your questions.

Comments made during today’s call may contain statements regarding the company’s expectations about its future financial performance including forecasts and statements concerning business trends and profitability that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company’s actual results in the future may differ possibly materially from those forecasted in this call due to a number of risks and uncertainties. Certain of these risks and uncertainties in addition to other risks are more fully described in the company’s filings with the Securities and Exchange Commission. The forward-looking statements are made only as of the date of today’s conference and the company undertakes no obligation to update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

With that I would now like to turn the call over to Michael Haynes. Michael.

M. Haynes	Thanks, Debra. Welcome to today’s conference call. We will first review our progress in achieving our operating objective of the company and the second quarter of fiscal 2006. Next, Chief Financial Officer Joe Wallace will provide a quick overview of our quarterly financials. At the conclusion of these remarks we will be happy to answer any questions you may have. Now on to operating results.

During the first fiscal quarter of 2006 we set forth 4 objectives for the fiscal year. These were: (1) continue to increase the penetration of our existing services and our existing markets; (2) integrate recent acquired businesses into our existing markets and expand the application of technologies into other markets that we currently serve, (3) enter the market for authenticating and grading in at least 1 of 4 identified segments of the jewelry market; and (4) evaluate other markets for expansion and make prudent acquisitions or entries into those markets when opportunities to do so are confirmed.

With respect to our existing services and markets we reported revenues in the second 2006 fiscal quarter of $7.4 million, a decline from the $7.9 million from the year earlier, and for the 6 months revenues increased somewhat to $16.3 from $16.2 million from the 6 month period a year earlier. Overall units for the second quarter were down 3% while units were up for the 6 months 5%.

As our historical data demonstrates the second fiscal quarter is our most challenging of the fiscal year. In the 4 second quarters ended December 31 from 2002 through 2005, units processed declined each year in the second quarter as compared to the first quarter except for the second quarter ended December 31, 2005 when units increased unexpectedly from the first quarter. Although units processed have historically dropped from Q1 to Q2 in a range of 2% to 19% decline, units increased in Q2 fiscal 2005 by 5%. Upon review of the historical revenues from the second fiscal quarters from fiscal years 2003 to 2006, for the 4 years revenues from the second quarter have increased at a compound annual rate of 34% and for the second fiscal quarter from the last 3 years revenues from the second quarter have increased at a compound annual rate of 14%.

When analyzing the unfavorable comparison in the second fiscal quarter in addition to the seasonal issues from the out of the ordinary prior year result, the impact of the loss of revenue from our former top customer equal to about 5% of total revenue is also a factor. Notwithstanding the consequences realized from the business concentration in our coin division for the 6 months, we have recovered with revenue from other coin sources and expanded revenue in other markets to neutralize the impact. In order to have achieved the increases in revenues to assist in covering the coin division shortfall from the top customer the other operating divisions in autograph, currency and stamps, along with beginning contributions from our coin exchange and from diamonds added over $400,000 and over $800,000 in revenues for the 3 and 6 months ended December 31, 2005.

When analyzing the margins it is important to note that stock based compensation and pay increases for our top coin graders accounted for about 2% of revenue in both the 3 month and the 6 months ended December 31, 2005. The inclusion of stock based compensation in this line item is a change of format and dictated by a change in presentation requirement from the report we filed for the first fiscal quarter when all of the stock based compensation was aggregated into a single line item. The increases in coin grader’s compensation was a measure we implemented when one of our high productivity coin graders left our employment to work for a small competitor in a much more senior role.

Although we experienced some temporary productivity challenges in the month of December as a result of the loss of this expert, we have since recovered and throughput is now at the levels before the departure of the individual. Although it is difficult to quantify, units processed and revenue recorded for the second fiscal 2006 could perhaps have been higher had the productivity remained at very high levels during the entire quarter.

With respect to our objective of integration, although, there are revenue contributions originating with the CCE and GCAL/Gemprint acquisitions, the process of the technology integration has just begun. We will be updating the software in CCE as an expected capital item along with expected capital improvements in the GCAL consumer website and operating platform. We anticipate expanding our CCE model into other markets perhaps later this calendar year.

During the second fiscal quarter we made 2 acquisitions to enter the diamond authentication and grading market. GCAL, or Gem Certification and Appraisal Lab, is a high quality lab, but relatively small in the diamond market. The key to this acquisition was the cultural match between the best of breed philosophy at Collectors Universe and a desire of GCAL ownership for honesty and integrity in their services.

In addition, we acquired the assets of Gemprint, a proven technology for noninvasive identification of gemstones which includes diamonds and certain color gemstones. We believe this technology is a key asset that allows GCAL to present the only diamond authenticity and grade certificate that can actually be matched to the diamond that is the subject of the certification as a countermeasure to the hazards of certificate and stone switching, possible misrepresentation, whether or not intentional, inventory control support and other important asset control and insurance issues. In addition, to the extent possible, we believe Gemprint will have an impact in any potential acquisition in the color gemstone market.

With regard to other acquisitions we continue to explore the color gemstone market, the luxury watch market, the manufactured jewelry market, especially the certification of the hallmarking of gold, silver and platinum jewelry, and other markets outside the jewelry industry. We will continue our process of prudent purchases with emphasis on the market potential and with specific attention to matching corporate culture with our best of breed philosophy.

With respect to the remainder of fiscal 2006 we have some difficult comparisons with record setting performances in fiscal 2005, but with our new businesses and broader markets we have mapped out a strategy to continue to diversify our income stream. Organically we believe the coin markets will remain firm with the recent rise in gold prices. As you may know, we believe there is a lag of approximately 3 to 6 months before gold prices impact our coin certification business. We are satisfied with the early results of First Strike and the indications from our coin show activity is that the market is equal in strength to the shows in the third quarter from the prior year.

Sports cards continue high single digit growth while autographs are currently growing at a very high rate, unsustainable over long periods, but continuing the establishment of the brand in the marketplace with increasing offerings of our certification.

With respect to our new businesses, the diamond entry holds the most potential. We expect to be prudently investing in the marketing and operations of GCAL throughout this calendar year and it is our objective to have GCAL on a run rate to provide material revenue support for Collectors Universe by December 2006. Although we have only been actively soliciting business for about 1 month, we have received favorable responses in our early contacts with dealers and retailers indicating that our strategy of integrity of this service and the security of a diamond certificate is meeting with acceptance.

We have much work to do in this division, but we believe we have assembled the proper personnel and leadership as we have added Diane Warga-Arias in a key role as a Marketing Consultant, placing us in a position to leverage her experience and relationships at the top levels of the diamond distribution channel. We are in the early stages of deployment of our capital and we remain confident in our long term strategy to build, drive and enhance value for our company and our shareholders.

At this stage I would like to turn the call over to Joe who will give a financial review and progress report for the second quarter of fiscal 2006. Joe.

J. Wallace	Thank you, Michael, and good afternoon, everybody.

For the second quarter of fiscal 2006 net income was $735,000 or 8 cents per diluted share. This compares with $921,000 or 14 cents per diluted share in the second quarter last year. Income from continuing operations for the second quarter was $554,000 or 6 cents per diluted share compared with $928,000 of 14 cents per diluted share for the second quarter of last year, while discontinued operations contributed $181,000 or 2 cents per diluted share compared with a loss of $7,000 for the second quarter of last year.

For the 6 months ended December 31st, net income was $1.7 million or 19 cents per diluted share compared with $2.2 million or 33 cents per diluted share for the same period in the prior year. Income from continuing operations for the 6 months was $1.5 million or 17 cents per diluted share compared with $2.2 million or 34 cents per diluted share for the same period of last year, while discontinued operations contributed $169,000 or 2 cents per diluted share compared to a loss of $76,000 for the same period of the prior year.

Per share data for the 3 and 6 months ended December 31, 2005 was computed on the base of a weighted average of 8.8 million shares compared with 6.7 and 6.6 million in the 3 and 6 months of last year, respectively. The increase was primarily a result of the completion of the company’s public offering of shares that was completed in the third quarter of fiscal 2005.

Turning now to the results from continuing operations. In the second quarter net revenues declined by $535,000 or 6.7% to $7.4 million from $8 million for the same period of 2005 and was primarily attributable to a 2.7% overall decrease in the total number of units graded and authenticated. Our coin grading and authentication revenues declined by $942,000 or 17% in the second quarter. Such decrease was partially offset by an increase in revenues from other collectibles of $419,000 or 82% compared with the same period of the prior year. The decrease in coin revenues was due to a 15% decline in coins graded in the quarter. In the quarter we continued to experience a decline in submissions from one of our larger customers due to a serious illness sustained by its owner. Such customer accounted for approximately 5% of our revenues in the current quarter, down from about 11% in the same quarter of last year.

Also contributing to the decline in coin revenues was a lower average service price earned on certain modern coin orders and a modest decrease in coin trading volumes which affects the number of coins submitted to us for authentication and grading.

Of the $419,000 increase in revenues from other collectibles, approximately $320,000 arose from new businesses.

Revenues in the 6 months ended December 31, 2005 increased by $96,000 or about 1% compared with the same period of the prior year primarily as a result of an overall increase of 5% in the number of collectibles graded and authenticated this year as compared to last year. Although coin grading revenues declined by $798,000 or 7% in the 6 months primarily as a result of a million dollar decline in revenues from the large customer referred to above because its owner suffered a serious illness, this decline was offset by increased revenues of $847,000 or 80% in other collectible revenues. Of the $847,000 increase in other revenues, $510,000 was attributable to revenues earned by the company’s new businesses.

For the 3 and 6 month period ended December 31, 2005, our gross profit margin dropped to 58% and 60%, respectively, from 62% and 64% in the prior year. The decline in gross profit margin in this year’s second quarter was primarily due to (1) increased compensation associated with currently employed experts and the recognition of share based compensation expense in the quarter and 6 months of $180,000, or 2% of revenues, and $394,000, or 2% of revenues, for the 3 and 6 month periods; (2) a credit of 194,000 in both the 3 and 6 month periods ended December 31, 2005 for the reverse of a long term compensation accrual for a former employee due to the termination of his employment in the second quarter; (3) the decline in net revenue for the quarter which meant a fixed portion of our direct cost had to be spread over a lower revenue base; and (4) a change in the mix of revenues to a lower proportion of coin grading revenues on which we realized higher margins on the other revenues that we generate.

Our marketing expense increased by $170,000 and $303,000, respectively, in the 3 and 6 months ended December 31, 2005 compared to the same respective periods of the prior year primarily due to the incurrence of marketing costs of $91,000 and $131,000 in the 3 and 6 months ended December 31, 2005, respectively, in connection with the introduction of our new businesses and increases in trade show and other marketing and selling expenses.

G&A expense increased by $734,000 or 32% and by $1.7 million or 36% in the 3 and 6 months ended December 31, 2005, respectively, compared to the same periods of the prior year. Those increases are primarily attributable to: (1) expenses of approximately $341,000 and $774,000, respectively, incurred in the 3 and 6 months ended December 31, 2005 in connection with the company’s new businesses including primarily nonrecurring costs associated with the upgrading and expansion of the company’s internal computing system to support these new businesses; (2) increases of $228,000 and $375,000, respectively, in legal fees and related costs incurred primarily in connection with the previously reported Miller case which went to trial in the quarter ended December 31, 2005; (3) the recognition of $76,000 and $151,000, respectively, of stock based compensation due to the adoption of FAS-123R effective July 1, 2005. Also contributing to the increase in G&A expenses in the 6 months ended December 31, 2005 were professional fees and related expenses of about $310,000 incurred in the first quarter of the current fiscal year in connection with the company’s SOX 404 internal control audit and the annual financial statements audit for fiscal 2005.

As previously reported, for the second quarter of the prior fiscal year the company settled the Real Legends lawsuit for $500,000 net.

Interest income net increased to $608,000 and $1.1 million, respectively, in the 3 and 6 months ended December 31, 2005 from $110,000 and $174,000, respectively, for the 3 and 6 months ended December 31, 2004 as a result of the company’s investment of cash and the cash equivalent balances.

Our estimated effective tax rate for the second quarter ended December 31, 2005 was 45% and 43% for the 6 months compared to 40% for the 3 and 6 month periods of last year reflecting increased permanent differences between the company’s income for book purposes and for tax purposes due primarily to the non-deductibility of stock based compensation costs on incentive stock options.

Just a brief comment on our discontinued operations.

Income from discontinued operations in the 3 and 6 months ended December 31, 2005 includes the continued activities associated with the disposition of the assets of our collectibles sales businesses that we sold and the result of CPT from September 2, 2005 through November 30, 2005, the date we actually sold CPT.

For the 3 and 6 months ended December 31, 2005, we recognized a pretax gain of $295,000 for the disposal of our direct collectibles business, the amount of which became determinable in that period. For the 6 months ended December 31, 2005 the company recognized a pretax bad debt expense of $73,000 in connection with a note receivable attributable to the operation of our discontinued businesses that became uncollectible in that period.

Turning to our balance sheet.

Our cash, cash equivalents and short term investments were $55.8 million at December 31, 2005 compared to $65.4 million at June 30, 2005. The reduction in the company’s cash balances during the 6 month period ended December 31, 2005 reflect the use of approximately $14 million to fund acquisitions.

During the second quarter of fiscal 2006, in November 2005, the company acquired GCAL for $3 million in cash and in December 2005 the company also completed the acquisition of the business and substantially all the assets of Gemprint Corporation for $7.5 million and assumed certain pre-acquisition liabilities and a lease commitment.

Total stockholders equity was $72.6 million at December 31, 2005 compared with $70.6 million at June 30th. We continue to have no debt and continue to be able to fund operations with internally generated cash flow.

A more detailed discussion of our financial results for the 3 and 6 months ended December 31, 2005 can be found in the company’s 10Q report filed with the Securities and Exchange Commission today.

With that I’d like to thank you for your attention. Operator, we are now ready to take questions from the audience.

Operator	Alright. Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star key followed by the one on your pushbutton phone. Once making that choice if you’d like to decline from the polling process you may press the star followed by the two to remove yourself. You will hear a three-toned prompt acknowledging your selection in either case. Questions will be polled in the order they are received. As a reminder, if you are using speaker equipment please remember you do need to lift the handset before pressing the numbers. Just a moment, please for our first question.

Our first question is coming from Dalton Chandler of Needham & Company. Please go ahead, sir.

D. Chandler	Good afternoon.

Management	Hey, Dalton.

D. Chandler	You guys are throwing out an awful lot of numbers and a lot faster than I could write them down so let me see if I could just ask about some of them. How much did the acquisitions contribute to revenue during the quarter?

M. Haynes	That would be the combination of CCE and GCAL. Did you aggregate all that into the other revenues?

J. Wallace	Yeah, they’re included in the other collectibles revenues in the quarter and in the 6 months.

D. Chandler	Other collectibles, revenue is 100% from the acquisitions?

J. Wallace	No, it’s not.

D. Chandler	So what was the revenue from the acquisitions?

M. Haynes	We didn’t break that out.

D. Chandler	Would you be willing to do that?

M. Haynes	We have not as of yet.

D. Chandler	Well, irrespective of what they contributed to your results could you tell us the overall revenue that those companies generated during the quarter?

M. Haynes	If you look at the difference in the 3 month period this segment, the other revenue segment increased from $513,000 to $932,000, about $400,000 from that particular group and in the 6 months I believe that group was up about $800,000.

D. Chandler	But if those are standalone businesses what would the revenue have been for the quarter? I’m trying to get some basis to project future revenue. We have a lot of history on the other businesses and it’s easy enough to project that out and we have no history on this business so I just need some base to calculate …

M. Haynes	I understand. We put out units very specifically in these various market so for example we did 1,000 diamonds in the quarter which really wasn’t even the full quarter, we did 5,000 currency units, we did 7,000 stamp units, we did 34,000 autograph units and that’s easily compared to what it was in the prior year most of which didn’t even exist in the prior year, so between stamps, currency and diamonds they all contributed … well actually stamps we had last year, so currency and diamonds contributed in the current year and did not in the prior.

D. Chandler	So you did 1,000 diamonds in the quarter. How many diamonds would you have done if you’d had the acquisitions for the whole quarter? Let me ask you about that.

M. Haynes	If you just mathematically calculate it I think we’ve probably picked up … GCAL contributed in about mid November or something like that and then you’ve got a couple of holiday periods in there, but it was approximately in the middle to the latter middle of the quarter.

J. Wallace	Dalton, the numbers we did disclose were the fact that the other collectibles revenues increased $400K in the quarter, $320K related to businesses that weren’t in operation or we didn’t own last year. And the same thing in terms of the 6 months, the increase of $800,000 for other collectibles, $510,000 of it related to business that we didn’t own or didn’t operate a year ago.

D. Chandler	Is it the June quarter or the September quarter that annualizes this loss of business from the 1 customer that you mentioned?

J. Wallace	I think the impact goes away in the fourth quarter.

D. Chandler	So in the June quarter, that’ll be a fair comp.

J. Wallace	Yeah.

D. Chandler	Thanks very much.

Operator	Thank you, sir. Our next question is coming from Rusty Hoss with Ross Capital Partners. Please go ahead, sir.

R. Hoss	Can you guys talk a little bit about pricing trends and turnaround trends that you’re seeing in the coin business?

M. Haynes	Yes, absolutely and I’m glad you bring that up because I did not include that in my prepared remarks and I assume that you mean pricing trends with respect to the retail values of goods as well as perhaps our fee prices in the market.

One thing I would encourage everyone to do who follows the company is to watch our PCGS 3000 index that you can get on PCGS.com. That is a pretty good indicator of price levels in the marketplace and we will coming out with a diamond index as well and we’re working on a sports card index and a stamp index so that we can put more information out there, not necessarily for this particular community, but for the retail consuming community. The prices I think for the last quarter were definitely up in the coin arena and stamp prices were up substantially. Sports card prices were up moderately.

As far as our fees go, January, the quarter that we’re in, the third quarter we’re in right now is the quarter that we typically go through and analyze our price structures and we’ve implemented some price changes and price increases. And while it’s difficult given the various levels of services that we have I can give you an overall feel of what we think the new price schedules will have on the company.

For PCGS overall prices, the overall impact will probably be about a 1% increase in prices. For PSA, our sports card group, we’ll have about a 10% increase in prices. For our autograph group we’ll have about a 3% increase in prices. For our stamp group we’ll have about a 20% increase in prices and currency and diamonds will remain unchanged, so we do have some price increases going into effect in the marketplace. I hope, Rusty, I covered everything there for you.

R. Hoss	Yeah. We noticed the price increase and that’s why I asked that question. On PSA you just said a 10% price increase and you’re still expecting high single digit numbers there in terms of volume?

M. Haynes	Yes, and when I give you these numbers realize it’s a complicated estimate because we have in PSA, for example, we have like 20 different types of services, but for example we raise 1 service from $25 to $30. We raise 1 service from $40 to $50 and those are obviously more than 10%. There are some other categories especially at the high end we didn’t raise, so based on volume mixes and the use of these various services that’s why we estimate that overall we’re looking at about a 10% increase in fee structure for PSA and I’m just using that one as an example.

R. Hoss	As you get past Q3 and you look into Q4 and then the back half of the calendar year when comps become significantly easier is there a natural level of growth in the more mature coin and sports card business that we should …

M. Haynes	Over long periods of time, and you could go back over 4 years and this data is out in the marketplace, especially with the S3 that we filed you can see this data gong back several years from our continuing ops. You’re talking about compound rates in the mid to high teens over 4 years or so and those would be good organic rates if you want to extrapolate past performance into the future. I think the sports card business has recovered, as you probably know from the early 2000s where modern cards were really a disaster; and now they’re moving up in these high single digits right now and we see that continuing to grow. Our autograph business is really producing very, very high growth rates, which of course are unsustainable at 80%, 100% year-over-year, but that’s because we’re doing some things to attract more goods especially at the lower value end, but they’re still paying nice fees to us in those lower ends. So a lot of our pricing strategy is to not only increase units, but overall to increase gross profit as we move forward.

R. Hoss	And then lastly just on GCAL, can you give us an idea or elaborate a little bit from your prepared remarks about the initial uptake, what you’re hearing from customers or potential customers?

M. Haynes	Good point. I’ll give a little more color on that. We’ve just been really out there about a month. We went to the Continental Buying Group. We picked up 6 or 8 customers there. Very good reception to what we’re calling our 5 Star Certificate which includes really 5 different services bundled together. We believe we have a very good product. If you bought these 5 services which includes grading, Gemprint, optical light performance, if you bought those separately on a rack rate basis you’d be talking about $100 to $120 and on a rack rate basis we offer those at about $60 so we’re providing a very, very good value in the marketplace.

Diane Warga-Arias is a fantastic add for us. She’s been working with De Beers and the Diamond Trading Company and their marketing arms here in the United States since 1996. She has tremendous relationships with the major siteholders who are buying the rough goods from De Beers as well as many of the major retailers around the country. We have just begun meeting with them individually, literally this week, as we brought Diane onboard.

We’re working with the Canadian government. Gemprint had some relationships up there. The Northwest Territories were utilizing Gemprint on a certain portion of their production. We’re contacting them even today. We had our sales team, Don Palmeri and Diane were in Montreal talking to the Northwest Territories and some of the mining interests there about our services and the bundled services. We’re having very good reception. Now we have to convert the sales into units, but what we’re seeing is a very good reception to our concept of integrity in the marketplace and the security of the certificate that we’re offering.

R. Hoss	Thank you.

Operator	Thank you, sir. Our next question is coming from Gerry Heffernan of Lord Abbett & Company. Please go ahead.

G. Heffernan	Good afternoon.

Management	Hi, Gerry.

G. Heffernan	If these questions have been asked I apologize, I got cut off for a second there. The second quarter that we just went through we discussed at length that it is normally a seasonally weaker quarter. Looking forward in regards to the diamond grading business and prospectively this business growing in size and becoming a real part of the revenue stream, should this business have a stronger fiscal second quarter, the October to December period? Just thinking, and perhaps incorrectly, that holiday period is going to be a big shopping period and you’d have perhaps a larger amount of inventory looking to be graded pre the holiday buy?

M. Haynes	I think that’s a very good point, Gerry. We felt like the jewelry business would help us either in the first or second fiscal quarters which would be the late summer, the fall and the winter quarters for us because of the gift giving elements associated with jewelry. We didn’t really promote that too much, but we thought it might be a benefit and we just barely touched it in this December quarter because we really didn’t have a GCAL working with us for the whole quarter or even the quarter before that.

However, I can tell you that the business they did was very brisk for them, although it’s obviously still small overall, very brisk, lots of business with the high end Blue Nile product that they have a good relationship with. Of course we plan on expanding so I think in general, yes, I’m … I couldn’t say it with much conviction before now, but I can tell you now with at least a little bit of data that I feel our jewelry business, which at the moment’s limited to diamonds, will have a little bit of a lift in that second quarter. How significant that will be in our next fiscal year remains to be seen, but I think in the next 3 to 5 year period we could see some lift coming from the jewelry business and that of course would be good for us because it smooths the curve out a little bit.

G. Heffernan	There’s been a lot of discussion of the significant customer where the sales of that customer are down by a large amount and we’ve heard about the illness. But what is the status of that customer now and there is a business to be run there is there not, someone else to step up and run the business? I really don’t care about details of the ailment, not trying to be callous. But I’m just trying to figure what’s the status this customer, not person and what do we see going forward?

M. Haynes	Good question. He has a strong number 2 who stepped in and has been working now for 6 months, now about 8 months up to the current date. I can say that for the third quarter we’re in, we’re seeing now significantly more volume from this customer. I don’t think we’re yet to the same level that he was say a year ago, but I believe that we’re above the 50% number that he was running let’s say the last 2 quarters. We may be as high as 75% in this quarter relative to prior year so we are seeing some definite improvement from this one customer, so that the impact we don’t think going forward will be as significant. And, we anticipated it would 6 to 9 months initially for this customer to begin to recover significantly.

Let me also say that with the advent of diamonds coming in and hopefully as we continue to grow that I’m not sure we’ll ever have a 10% or more customer as we continue to broaden our base. I think it might be possible to have one of the site holders in diamonds step up to that level, but really what’s happening is we’re broadening these businesses and bringing in more revenue streams. The risk of business concentration we believe is going to diminish.

G. Heffernan	I’m only concerned about this customer in relation to itself, not as far as whether it gets to be 10% of the business or not.

M. Haynes	Right.

G. Heffernan	I would actually hope not.

M. Haynes	I would agree 100%.

G. Heffernan	You made the comment January is a time where you review prices and ASPs and you reviewed throughout the organization price increases that you were targeting to achieve, shall we say, and I believe for the coin business you said flat. Do I have that correct?

M. Haynes	About a 1% increase in price in coins.

G. Heffernan	I’m having trouble reconciling that expectation with the commentary in the press release where it says a decrease in the average selling prices of our modern coin grading services. Now that does say modern coin. I don’t know how modern coin is different from ancient coin, etc., but it seems that you’re telling me in the press release there was actually a decrease in ASPs. And the increase of 1%, is that compared to a decrease we saw last year or where are we in this whole thing?

M. Haynes	Let me give a little color to that. ASPs are made up of the combination of course of all of our various services and in the modern coin area which can be anywhere from 20% to 30% of our total volume by dollar amount. There’s about 5 different levels of service and depending upon which level of service you request that can range anywhere from as low as say $5 or $6 to as high as $8 to $10 so there’s quite a range in there. And then depending how the volume in that particular category comes through, the average ASP or the ASP for modern can fluctuate based on that range and of course the difference between $6 and $10 percentage wise is quite large and we have similar price levels and different levels of service in our vintage area as well. The price increases that I’m referring to would apply to the fee schedule, not necessarily to the mix of what might happen if somebody wants to give us a lot of the $6 service versus a lot of the $8 service.

G. Heffernan	So the statement where you say a decrease in the average selling prices of modern coin more accurately would be a change in the mix to the lower end prices of the modern coin grading services?

M. Haynes	That would be correct and that moves all around. It’s not necessarily a trend or we don’t think it’s a trend, it just varies based on what our submitters have for us to process.

G. Heffernan	Why do you believe you will be successful in such a large move in the stamps business?

M. Haynes	In what context is this question?

G. Heffernan	I believe you said when you were talking about the review of the list prices as far as different segments you said 20% on stamps.

M. Haynes	Now I have the context. Our stamp business as we entered the market, we were insignificant in the context of stamp authentication and grading. There was 1 nonprofit that was quite dominant in that marketplace when we entered back in the early 2000s. When we put our service together initially our prices were about 50% of this nonprofit who had almost all the market share. As we’ve increased our market share which we now believe we have about 60% of the market share, more product is continuing to flow to us in deference to what was our largest competitor. In fact they owned all the market and we’ve taken that market share from them as well as grown the entire market without really substantially increasing prices.

We now believe that our footprint in the marketplace is sufficient that an increase of 20% here will be (of course nobody’s going to like paying it) but will not impair our volume. I believe at this level we will still be about 70% to 80% of this nonprofit’s price range in the majority of the volume and probably equal to them in some of the very high value goods.

G. Heffernan	So this nonprofit did not look to move their price point at all to match your competition?

M. Haynes	Not at all. In fact I think they actually increased prices during this period.

G. Heffernan	Well that’s very interesting. I appreciate that. Thank you. I’ll get back in queue.

Operator	Thank you, sir. We do have a question from Adam Mizel of Aquifer Capital. Please go ahead, Adam.

A. Mizel	Hey, guys. How are you?

Management	Hey, Adam.

A. Mizel	A simple question. I noticed in the queue that you stated you did not start repurchasing any stock in the currently completed quarter. Have you guys started to now that we’re in the new year because you really just announced the potential buy back at the end of the year.

M. Haynes	Yeah, that’s a disclosure we’ll make once a quarter and it’ll come out with our Q so we won’t be disclosing intra-quarter any activity. Maybe it’s obvious, but we certainly wouldn’t want to tell anybody that we’re out there buying but it will be part of our regular disclosure.

A. Mizel	That’s all I got.

Operator	Thank you, sir. Management, there are no further questions, please continue with any closing comments.

M. Haynes	Thank you very much for your time. For those around the country I will be presenting at the Securities Research Associates Conference in San Francisco on February 15 and at the Roth Capital Conference in Orange County, California on February 21. Separately and perhaps as importantly, I will be also in attendance at the CEO Summit for the Jewelry Industry of February 22 through 23 in Dallas which is a gathering of the top 70 CEOs in the jewelry business including many of the retail giants.

On an administrative note, we will be changing our press release format for future earnings releases, removing the entire financial statements and other 10Q related information while providing summary financial information and some overview and analysis. We will be filing the 10Q first, then issuing the press release and then holding the conference call. This will make our process more efficient given the accelerated filing status of the company and save several thousand dollars in both internal and external costs. We’ll make this change in our next quarterly release.

Thanks again for joining us and have a great day.

Operator	Thank you, sir. Ladies and gentlemen, this does conclude the Collectors Universe second quarter 2006 earnings conference call. If you would like to listen to a replay of today’s conference in its entirety, you may dial inside the U.S. toll free 800-405-2236, international callers may use 303-590-3000. In either case you’ll use the access code 11053128.

You may now disconnect. Thank you very much for using ACT Teleconferencing and have a very pleasant day.